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December 13, 1996



The Manufacturers Life Insurance
     Company of America
500 N. Woodward Avenue
Bloomfield Hills, Michigan  48304
U.S.A.

RE: Separate Account One of The Manufacturers Life Insurance
     Company of America - File No. 2-88607 - Director 2000

Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 12 to Registration Statement No. 2-88607 on Form S-6 ("Registration Statement") which covers premiums expected to be received under Variable Insurance Policies ("Policies") to be offered by The Manufacturers Life Insurance Company of America ("Company"). The prospectus included in the amended Registration Statement describes policies which will be offered by the Company in each State where they have been approved by appropriate State insurance authorities. The Policy form was prepared under my direction, and I am familiar with the amended Registration Statement and Exhibits thereto. In my opinion:

      1. The illustrations of death benefits, cash values and accumulated premiums for the Policy shown in the Prospectus under the caption "What Are Some Illustrations Of Cash Values And Death Benefits?" and in Appendices A and B, based on the assumptions stated in the illustration, is consistent with the provisions of the policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in said illustrations and in Appendices A and B, appear to be correspondingly more favorable to a prospective purchaser of a Policy for males ages 25, 40 and 55, and females ages 25, 40 and 55, than to prospective purchasers of Policies for a male at other ages or for a female at other ages.

      2. The tables of representative standard and non-smoker annual premium amounts shown under the caption "How Do Premium Amounts Vary?" are consistent with the Policy's premium structure.

      3. The illustrations of changes in death benefits shown under the caption "How Will A Policy's Death Benefit Vary?", based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy.

(ostler)-Director 2000



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     (4)   The illustrations of variations in cash values shown under the caption "How Will A Policy's Cash Value Vary?", based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy.

     (5) The table of maximum commissions payable on the Policy shown under the caption "Who Sells The Policies And What Are The Sales Commissions?" is consistent with the Policy's commission structure.

     (6) The information with respect to the Policy contained in (i) the illustration of computation of death benefit in Appendix C, and (ii) the illustration of computation of changes in total investment base and relation thereof to cash value in Appendix D, is consistent with the provisions of the Policy.

I hereby consent to the use of this opinion as an exhibit to the amendment to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectuses.


Very truly yours


John R. Ostler
Vice President, Treasurer and Chief Actuary


JRO:zj


(ostler)-Director 2000